UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) October 15, 2004

                          Easy Gardener Products, Ltd.
               (Exact name of registrant as specified in charter)

            Texas                    333-102296                 37-1433686
(State or other jurisdiction         (Commission               (IRS Employer
      of incorporation)              File Number)            Identification No.)

   3022 Franklin Avenue, Waco, Texas                               76710
(Address of principal executive offices)                        (Zip Code)

        Registrants telephone number, including area code (254) 753-5353

                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 8.01 Other Events

Easy Gardener Products today announces the receipt of waivers from its senior lenders and the filing of its annual report on Form 10-K with the Securities & Exchange Commission (AMEX: EZY_pa), (Amex: EZY.pr.a), (Amex: EZY/PA) (Amex:
EZYPRA) for the period ended June 30, 2004. While the Company has received waivers from its senior lenders for its loan covenant defaults in June, July & August 2004, its operating performance is still below the level required by the senior lenders for the current payment of interest on the 9.40% Cumulative Trust Preferred Securities. The senior lenders would not reduce the EBITDA levels at which the interest on such securities could be currently paid. EBITDA is Earnings Before Interest, Taxes, Depreciation and Amortization.

Interest not paid currently is deferred and does not change the Company's obligation to make the monthly interest payment but allows the payments to be made at a later date. Deferred payments earn interest monthly at the annualized rate of 9.40%.


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The Company does not believe that payments will be deferred for the maximum 60 consecutive months allowed. However, without a reduction from the senior lenders in the increasing level of EBITDA that must be achieved to currently pay the interest on such securities, it is likely that the interest payments will be deferred for another 24 to 30 months. Due to the seasonal nature of the company's business, its EBITDA is earned in the March 31 and most significantly the June 30 quarter. The company has and continues to take aggressive actions to reduce operational costs and enhance sales through new product development. These actions and a number of additional factors, the most significant likely factor being weather in the gardening seasons, will ultimately determine when the interest payments can resume.

Effective November 1, 2003, the Company acquired substantially all of the operating assets and assumed substantially all of the liabilities of U. S. Home & Garden Inc.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 15, 2004.                  EASY GARDENER PRODUCTS, LTD.


                                         By: EG Product Management, L.L.C.
                                             It's General Partner


                                         By: /s/ Richard M. Kurz
                                             -------------------
                                             Name: Richard M. Kurz
                                             Title: Manager/CFO


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